Exhibit 4.21

PART I

1.	Date of Agreement 05/09/2023	SHIPMANAGEMENT AGREEMENT
2.	Owners (name, place of registered office and law of registry (Cl. 1)	3.	Managers (name, place of registered office and law of registry (Cl.1)
	Name DRYONE CORP.		Name KONKAR SHIPPING AGENCIES S.A.
	Place of registered office MAJURO, MARSHALL ISLANDS		Place of registered office PANAMA CITY, PANAMA
	Law of registry MARSHALL ISLANDS		Law of registry PANAMA
4.	Day and Year of commencement of Agreement (cl. 3.1) 05/09/2023
5.	Crew Management (cl. 3.1) : YES	6.	Technical Management (cl. 3.2) : YES
7.	Commercial Management (cl. 3.3) : YES	8.	Insurance Arrangements (cl. 3.4) : YES
9.	Accounting Services (cl. 3.5) : YES	10.	Sale or purchase of Vessel (cl. 3.6) YES
11.	Provisions (cl. 3.7) YES	12.	Bunkering (cl. 3.8) YES
13.	Chartering Services Period (cl. 3.3 (I)) 31, DECEMBER 2027 Five year periods thereafter	14.	Owners’ Insurance (cl. 6) YES
15.	Management Fee (cl. 8) USD 850 per day	16.	Severance Costs (cl. 8.4) YES
17.	Day and year of termination of Agreement (cl .17) 31, DECEMBER 2027 Five year periods thereafter	18.	Law and Arbitration : Clause 19 to apply
19.	Notices (state postal and cable address, telex and telefax number for serving notice and communication to the Owners) (cl. 21) Phone Nos : - Fax No. : - E-mail : -	20.

Notices (state postal and cable address, telex and telefax number for serving notice & communication to the Managers (cl .21)

Phone Nos: +30 210 6380100

Fax No. : +30 210 6545467

E-mail : mail@konkar.gr

It is mutually agreed between the party stated in Box 2 and the party stated in Box 3 that this Agreement consisting of PART 1 and PART II as well as Annexes “A” (details of Vessel), “B” (Details of Crew), “C” (Budget) and “D” (Associated Vessels) attached hereto, shall be performed subject to the conditions contained herein. In the event of a conflict of conditions, the provisions of PART 1 and Annexes “A”, “B”, “C”, and “D” shall prevail over those of PART II to the extent of such conflict but no further.

Signature(s) (Owners)	Signature(s) (Managers)

PART II

SHIPMANAGEMENT AGREEMENT

1.	Definitions

In this Agreement save where the context otherwise requires, the following words and expressions shall have the meanings hereby assigned to them.

“Owners” means the party identified in Box 2.

“Managers” means the party identified in Box 3.

“Vessel” means the vessel or vessels, details of which are set out in Annex “A”
attached hereto.

“Crew” means the Master, officers and ratings of the numbers, rank and nationality specified in Annex “B” attached hereto.

“Crew Support Costs” means all expenses of a general nature, which are not particularly referable to any individual vessel for the time being managed by the Managers and which are incurred by the Managers for the purpose of providing an efficient and economic Management service and, without prejudice to the generality of the foregoing, shall include the cost of crew standby pay, training schemes for officers and ratings, cadet training schemes, study pay, recruitment and interviews.

“Severance Costs” means the costs which the employers of the Crew (Owners) are legally obliged to pay to, or in respect of, the Crew as a result of the termination of any employment contract for service on the Vessel.

“Crew insurances” means insurances against crew risks which shall include, but not be limited to, death, sickness, injury, repatriation, shipwreck, unemployment indemnity and loss of personal effects.

“Management Services” means the services specified in sub-clauses 3.1 to 3.8, as indicated affirmatively in Boxes 5 to 12.

“ISM Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention, as adopted by the International Maritime Organization (IMO) by resolution A.741 (18) or any subsequent amendment thereto.

2.	Appointment of Managers

With effect from the day and year stated in Box 4 and continuing unless and until terminated as provided herein, the Owners hereby exclusively appoint the Managers as the Managers of the Vessel, and the Managers hereby accept such appointment and agree to act as the Managers of the Vessel.

3.	Basis of Agreement

Subject to the terms and conditions herein provided, during the period of this Agreement, the Managers shall carry out Management Services in respect of the Vessel as agents for and on behalf of the Owners. The Managers shall have authority to take such actions as they may from time to time in their absolute discretion consider to be necessary to enable them to perform this Agreement, in accordance with sound ship Management practice, without such discretion to prejudice the element of agency which is the basis of this Agreement.

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3.1 Crew Management

The Managers shall provide suitably qualified Crew for the Vessel, provision of which includes but is not limited to the following functions:

(i)	selecting and engaging the Vessel’s Crew, including payroll arrangements, pension contributions (if any) deducted from wages, insurances for the Crew other than those mentioned in Clause 6, and severance pay, if any on termination of the employment contract;

(ii)	ensuring that the applicable requirements of the law of the flag of the Vessel are satisfied in respect of manning levels, rank, qualification and certification of the Crew and employment regulations, including Crew’s tax, social insurance, discipline and other requirements; the Managers shall not be liable for any losses and/or damages which may be caused and/or suffered as a result of any fraudulent representations made to them by any party whatsoever as t the certification or qualification of any member of the Crew, of any rank;

(iii)	ensuring that all members of the Crew have passed a medical examination by a doctor, certifying that they are fit for signing on and are in possession of valid medical certificates issued in accordance with appropriate flag State requirements. In the absence of applicable flag State requirements, the medical certificate shall be dated not more than three months prior to the respective Crew members leaving their country of domicile and maintained for the duration of their service on board the Vessel; the Managers shall not be liable for any losses and/or damages which may be caused and/or suffered as a result of any fraudulent representations made to them by any party whatsoever as to the medical certification of any member of the Crew, of any rank, or for any sickness of any of the latter provided that the Managers have fulfilled the first part of this subclause 3.1 (iii);

(iv)	ensuring that the Crew shall have a knowledge of the English language of a sufficient standard to enable them to perform their duties safely.

(v)	arranging transportation of the Crew, including repatriation;

(vi)	Supervising the efficiency of the Crew;

(vii)	Implementing the Managers’ drug and alcohol policy, unless otherwise agreed.

3.2 Technical Management

The Managers shall provide technical Management, which includes, but is not limited to, the following functions:

(i)	provision of competent personnel to supervise the maintenance and general efficiency of the Vessel;

(ii)	arrangement and supervision of dry dockings, repairs, and the upkeep of the Vessel to the standards required by the classification society of the Vessel, provided that the Managers shall be entitled to incur the necessary expenditure to ensure that the Vessel will comply with the law of the flag of the Vessel and of the places where she trades, and with all remarks and recommendations, if any, of the classification society;

(iii)	arrangement of the supply of necessary stores, and spares including paints, lubricants and chemicals.

(iv)	appointment of surveyors and technical consultants, as the Managers may consider from time to time to be necessary;

(v)	development, implementation and maintenance of a Safety Management System (SMS) in accordance with the ISM Code (see sub-clause 4.2 and 5.3)

(vi)	arrangement of new building vessels including price and specifications negotiations with the shipyards, supervision of vessel(s) construction and quality and safety issues, if applicable.

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3.3 Commercial Management

The Managers shall provide the commercial operation of the Vessel, as required by the Owners, which includes, but is not limited to, the following functions:

(i)	providing chartering services which include, but are not limited to, seeking and negotiating employment for the Vessel and the conclusion (including the execution thereof) of charter parties or other contracts relating to the employment of the Vessel. If such a contract exceeds the period stated in Box 13, consent thereto in writing shall first be obtained from the Owners. Notwithstanding Clause 3.3 and Clause 10 of Part II of the Ship Management Agreement, the Managers shall have the right to sub-contract to professional brokers at market commissions the provision of chartering services including without limitation seeking and negotiating employment for the Vessel and the conclusion of charter-parties or other contracts relating to the employment of the Vessel.

(ii)	arranging for the proper payment to Owners or their nominees, or to the Managers’ account on behalf of the Owners, of all hire and/or freight revenues or other moneys of whatsoever nature, to which Owners may be entitled arising out of the employment of or otherwise in connection with the Vessel. The Managers shall have the authority to write off demurrage or hire claims not exceeding US$ 20,000 each. The Managers shall report to Owners six monthly-within 20 days after the end of each semester of the progress of freight collections including written off amounts.

(iii)	providing voyage estimates and accounts and calculating of hire, freights, demurrage and / or dispatch moneys due from or due to the charterers of the Vessel;

(iv)	issuing of voyage instructions;

(v)	appointing agents;

(vi)	appointing stevedores;

(viii)	arranging surveys associated with the commercial operation of the Vessel.

The Managers are entitled to a commission of 1.25% of all fixtures done by them or through them.

3.4 Insurance Arrangements

The Managers shall arrange insurances, through Insurance Brokers, in accordance with Clause 6, such terms and conditions as the Owners shall have instructed or agreed, in particular regarding conditions, insured values, deductibles and franchises.

3.5 Financing and Accounting Services

The Managers shall:

(i)	have an accounting system, and shall provide accounting services.

(ii)	maintain the records of all costs and expenditure incurred as well as data necessary or proper for the settlement of accounts between the parties.

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3.6 Sale or Purchase of the Vessel

The Managers shall, in accordance with the Owners’ instructions, handle the sale of the Vessel, including the performance of any sale or purchase agreement, and the negotiation of the same. Without prejudice to the generality of the foregoing to inspect Vessel(s), negotiate and conclude a Memorandum of Agreement, attend to the closing and the physical delivery, execute on behalf of the Owners any document including the Bill of Sale, pay on behalf of Owners funds (previously put in Managers hands by the Owners) to receive funds, and account to Owners accordingly in addition to the fee stated in Box 15.

All expenses and costs related to the sale or purchase, including legal services, traveling, accommodation etc. shall be undertaken by the Owners. The Managers shall charge Owners for their services a commission of 1.00 % on the selling price of any sale and purchase transaction.

3.7 Provisions

The Managers shall arrange for the supply of provisions or stores.

3.8 Bunkering

The Managers shall arrange for the provision of bunker fuel of the quality specified by the Owners, as required for the Vessel’s trade, or as the case may be such provision to be made by the Time Charterers of the Vessel. In case of Managers providing the bunker fuel oil, then Managers to appoint VPS (Veritas Petroleum Services) for assessing bunker quality/specifications. Managers shall not be responsible for quality/specification of bunkers provided and for any cost/damage resulting therefrom.

4.	Managers’ Obligations

4.1 The Managers undertake to use their best commercial efforts to provide the agreed Management Services as agents for and on behalf of the Owners, in accordance with sound ship Management practice and to protect and promote the interests of the Owners in all matters relating to the provision of services hereunder. Provided, however, that the Managers in the performance of their Management responsibilities under this Agreement shall be entitled to have regard to their overall responsibility in relation to all vessels, as may from time to time be entrusted to their Management and in particular, but without prejudice to the generality of the foregoing, the Managers shall be entitled to allocate available supplies, manpower and services in such manner, as in the prevailing circumstances the Managers in their absolute discretion consider to be fair and reasonable.

4.2 Where the Managers are providing Technical Management in accordance with sub-clause 3.2, they shall procure that the requirements of the law of the flag of the Vessel are satisfied and they shall in particular be deemed to be the “Company”, as defined by the ISM Code, assuming the responsibility for the operation of the Vessel and taking over the duties and responsibilities imposed by the ISM Code, when applicable.

5.	Owners’ Obligations

5.1 The Owners shall pay all sums due to the Managers punctually in accordance with the terms of this Agreement.

5.2 The Owners shall instruct the Master and through the Master of the Vessel such officers and ratings to obey the orders of the Managers, in connection with the management of the vessel and the operation of the Managers’ safety Management system.

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5.3 The Owners shall notify without delay the Managers about any obligation the Owners have undertaken in respect to any party such as Charterers, Insurers, Underwriters P & I Clubs, and Bankers, regarding the chartering of the vessel and/or directions of payments of hire and/or insurance proceeds.

5.4 The Owners shall be solely responsible for any and all tax matters on income or any other form of tax (indicatively Freight Tax) or charge for which Owners may be accountable in any country, and Owners shall handle such matters themselves. Should the Owners request the Managers for their assistance in any such handling, such request shall be separately agreed with the Managers, prior to any commitment of the Managers for such assistance.

6.	Insurance Policies

The Owners shall procure, whether by instructing the Managers under sub-clause 3.4 or otherwise, that throughout the period of the Agreement:

6.1 At the Owners’ expense, the Vessel is insured for not less that her sound market value or entered for her full gross tonnage, as the case may be for:

(i)	usual hull and machinery marine risks (including crew negligence) and excess liabilities;
(ii)	protection and indemnity risks (including pollution risks and Crew insurances);
and
(iii)	war risks (including protection and indemnity and crew risks), in accordance with the best practice of prudent owners of vessels of a similar type to the Vessel, with the first class insurance companies, underwriters or associations (‘‘the Owners’ Insurances’’).

6.2 all premiums and calls on the Owners’ insurances are paid promptly.

6.3 The Owners’ Insurances name the Managers and, subject to underwriters’ agreement, any third party designated by the Managers as a joint assured, with full cover, with the Owners obtaining cover in respect of each of the insurances specified in sub-clause 6.1; On such terms that neither the Managers nor any such third party shall be under any liability in respect of premiums or calls arising in connection with the Owners’ insurances.

6.4 Written evidence is provided, to the reasonable satisfaction of the Managers, of their compliance with their obligations under Clause 6 without delay at the commencement of the Agreement, and on each renewal date and, if specifically requested, on each payment date on the Owners’ Insurances.

7.	Income Collected and Expenses paid on Behalf of Owners

7.1 All moneys collected by the Managers under the terms of the Agreement (other than moneys payable by the Owners to the Managers) and any interest thereon shall be held to the credit of the Owners in a separate bank account.

7.2 All expenses incurred by the Managers under the terms of this Agreement on behalf of the Owners (including expenses as provided in Clause 8) may be debited against the Owners in the account referred to under sub-clause 7.1, but shall in any event remain payable by the Owners to the Managers on demand.

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8.	Management Fee

8.1 The Owners shall pay to the Managers for their services as Managers under this Agreement a daily Management Fee, as stated in Box 15, which shall be payable by equal monthly installments strictly in advance, the first installment being payable on the commencement of this Agreement (see Clause 2 and Box 4) and subsequent installments being payable on the last business day of the month preceding the month for which the Management Fee installment applies.

8.2 Simultaneously with the payment of the first monthly installment of the Management Fee, the Owners shall additionally pay to the Managers an amount equal to the monthly installment of the Management Fee, as a security to the Managers of Owners obligation to promptly pay the Management Fee as in 8.1 above. The above security amount shall bear no interest and shall be accounted for by the Managers on the termination of this Agreement, unless the Managers are entitled to cash it earlier in case of Owners non payment of the Management Fee as in Clause 8.1 above. The provision of the security amount as above by the Owners to the Managers is a continuous obligation of the Owners throughout the duration of this Agreement and shall never be less than a monthly installment of the Management Fee in effect from time to time

8.3 The Management Fee shall be subject to an annual review and the proposed Fee shall be presented in the annual budget referred to in sub-clause 9.1. The daily management fee, as it applies at the end of each respective calendar year, will be adjusted upwards, annually (every February, but the relevant increase shall apply retroactively since the 1st of January 2024 and each respective calendar year thereafter) by the percentage of the official inflation rate during the preceding calendar year in Greece or such other country where the Manager was headquartered during the preceding calendar year; it being understood that if such inflation rate for any calendar year is deflationary, no adjustment shall be made to this amount and it shall remain, for the particular calendar year, as per the previous calendar year.

8.4 Without limiting the generality of Clause 7, the Owners shall reimburse the Managers for postage and communication expenses, traveling expenses, and other out of pocket expenses properly incurred by the Managers in pursuance of the Management Services, which shall be claimed by the Managers from the Owners on a three or six monthly basis at managers option. A daily fee of USD 400 will be applied as superintended and junior personnel traveling fees excluding expenses engaged to the supervision of the Vessel. The Managers shall, at no extra cost to the Owners, provide office accommodation, office staff, facilities and stationary.

8.5 In the event of the appointment of the Managers being terminated by the Owners or the Managers in accordance with the provisions of Clauses 17 and 18 other than by reason of default by the Managers, or if the Vessel is lost, sold or otherwise disposed of, the ‘‘Management Fee’’ payable to the Managers according to the provisions of sub-clause 8.1, shall continue to be payable for a further period of three calendar months as from the termination date or for such further period if, and as, agreed between Owners and Managers for the further handling of pending matters. In addition, provided that the Managers provide Crew for the Vessel in accordance with sub-clause 3.1:

(ii)	the Owners shall continue to pay Crew Support Costs during the said further period of three calendar months, and

(ii)	the Owners shall pay all Severance Costs which may be due.

8.6 If the Owners decide to lay-up the Vessel whilst this Agreement remains in force and such lay-up lasts for more than three months, an appropriate reduction of the Management Fee for the period exceeding three months until one month before the Vessel is again put into service shall be mutually agreed between the parties.

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8.7 Unless otherwise agreed in writing, all rebates, refunds, discounts and commissions obtained by the Managers in the course of the Management of the Vessel shall be credited to the Owners.

9.	Budgets and Management of Funds

9.1 The Managers shall present to the Owners annually (on a calendar year basis) a budget for the following twelve months together with their estimate of the monthly working capital requirement of the Vessel. Such presentation to be made by 1st December of the preceding year. The budget for the first year hereof is set out in Annex ‘‘C’’ hereto. Subsequent annual budgets shall be prepared by the Managers on a calendar year basis and submitted to the Owners as above. (see Clause 2 and Box 4). The Owners will remit for credit to the Managers designated bank account the applicable working capital amount the latest 3 working days prior to the commencement of the month for which the amount applies.

9.2 The Owners shall indicate to the Managers their acceptance and approval of the annual budget within 14 days of presentation and in the absence of any such indication, the Managers shall be entitled to assume that the Owners have accepted the proposed budget.

9.3 As and when necessary the Managers shall request the Owners in writing for any additional funds required to run the Vessel for the ensuing month, including the payment of any occasional or extraordinary item of expenditure, such as emergency repair costs, additional insurance premiums, bunkers or provisions. Such funds shall be received by the Managers within five working days after the receipt by the Owners of the Managers’ written request unless the extraordinary nature of the expense requires quicker payment, as requested by the Managers and shall be held to the credit of the Owners in a separate bank account.

9.4 The Managers shall produce a comparison between budgeted and actual expenditure of the Vessel semi-annually within 45 days of the end of the reporting period.

9.5 Notwithstanding anything contained herein to the contrary, the Managers shall in no circumstances be required to use or commit their own funds to finance the provision of the Management Services and the performance of the Managers under this Agreement in general.

10.	Managers’ Right to Sub-Contract

10.1 The Managers shall be entitled to procure performance of the Managers’ obligations under this Agreement by their parent, subsidiary or associated companies or by third parties (referred to in this Agreement as “Sub-Contractors”) in accordance with the provisions of this Clause 10.

10.2 Any such performance of all or any of the Managers’ obligations by the Sub Contractors shall be deemed to constitute full and sufficient performance by the Managers of their obligations under this Agreement.

10.3 The Sub-Contractors shall be solely responsible to the Owners for performance of all or any of the Managers’ obligations (under this Agreement) which have been sub-contracted to the Sub-Contractors. For the avoidance of doubt, under no circumstances shall the Managers be responsible to the Owners for any matter which has been sub-contracted to the Sub-Contractors.

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10.4 The Owners hereby agree with the Managers that:

(i) all contracts made with any Sub-Contractors (referred to in this Agreement as “Sub-Contracts”) shall be entered into between the Owners and the Sub-Contractors; and

(ii) all Sub-Contracts shall govern the respective rights and obligations agreed between the Owners and the Sub-Contractors.

10.5 The Owners hereby agree with the Managers (the Managers acting in their capacity as agents and trustees for the Sub-Contractors) that insofar as the Sub-Contractors perform the obligations of the Managers the Sub-Contractors shall be entitled to the direct payment from the Owners in accordance with the terms of any Sub-Contracts.

10.6 The provisions of this Clause 10 shall remain in force notwithstanding termination of this Agreement.”

11.	Responsibilities

11.1 Force Majeure – Neither the Owners not the Managers shall be under any liability for any failure to perform any of their obligations hereunder by reason of force majeure.

11.2 Liability to Owners

(i)	Without prejudice to sub-clause 11.1, the Managers shall be under no liability whatsoever to the Owners for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect, (including, but not limited to, loss of profit arising out of or in connection with detention of or delay to the Vessel) and howsoever arising in the course of performance of the Management Services, UNLESS same is proved to have resulted solely from the gross negligence or willful misconduct of the Managers or their employees, or the agents or sub-contractors employed by them in connection with the Vessel, in which case (save where such loss, damage, delay or expense has resulted from the Managers’ personal act or omission committed with the intent to cause same and with knowledge that such loss, damage, delay or expense would result) the Managers’ liability for each incident or series of incidents giving rise to a claim or claims shall never exceed a total of six times the monthly Management Fee payable hereunder.

(ii)	Notwithstanding anything that may appear to the contrary in this Agreement, the Managers shall not be liable for any of the actions of the Crew, even if such actions are negligent, grossly negligent of willful, except only to the extent that they are shown to have resulted from a failure by the Managers to discharge their obligations under sub-clause 3.1, in which case their liability shall be limited, in accordance with the terms of this sub-clause 11.2(i).

11.3 Indemnity

Except to the extent and solely for the amount therein set out that the Managers would be liable under sub clause 11.2, the Owners hereby undertake to keep the Managers and their employees, agents and sub-contractors indemnified and to hold them harmless against all actions, proceedings, claims, demands or liabilities whatsoever or howsoever arising, which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of the Agreement, and against and in respect of all costs, losses, damages and expenses (including legal Fees and costs and expenses on a full indemnity basis), which the Managers may suffer or incur (either directly of indirectly) in the course of the performance of this Agreement.

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11.4 ‘‘Himalaya’’

It is hereby expressly agreed that no employee or agent of the Managers (including every sub-contractor from time to time employed by the Managers) shall in any circumstances whatsoever be under any liability whatsoever to the Owners for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or in connection with his employment and, without prejudice to the generality of the foregoing provisions in this Clause 11, every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defense and immunity of whatsoever nature applicable to the Managers or to which the Managers are entitled hereunder, shall also be available and shall extend to protect every such employee or agent of the Managers acting as aforesaid and for the purpose of all the foregoing provisions of this Clause 11, the Managers are or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all persons who are or might be their servants or agents from time to time (including sub-contractors as aforesaid) and all such persons shall to this extent be or be deemed to be parties to this Agreement.

12.	Documentation

Where the Managers are providing Technical Management in accordance with sub-clause 3.2 and/or Crew Management in accordance with sub-clause 3.1, they shall make available, upon Owners’ request, all documentation and records related to the Safety Management System (SMS) and/or the Crew which the Owners need, in order to demonstrate compliance with the ISM Code or to defend a claim against a third party.

13.	General Administration

13.1 The Managers shall handle and settle all claims arising out of the Management Services and keep the Owners informed regarding any incident of which the Managers become aware, which gives rise to claim(s) or dispute(s) involving third parties.

13.2 The Managers shall, as instructed by the Owners, bring or defend actions, suits or proceedings in connection with matters entrusted to the Managers according to this Agreement.

13.3 The Managers shall also have power to obtain legal or technical or other outside expert advice in relation to the handling and settlement of claims and disputes or all other matters affecting the interests of the Owners in respect of the Vessel.

13.4 The Owners shall arrange for the prompt provision of any necessary guarantee bond or other security.

13.5 Any out of pocket expenses incurred by the Managers, as a facility (to their absolute discretion) to the Owners in carrying out their obligations according to Clause 13 shall be promptly reimbursed by the Owners, without prejudice to the effect of clause 9.5 hereinabove.

14. Auditing

The Managers shall at all times maintain and keep accounts and shall make the same available for inspection and auditing by the Owners at such times as may be mutually agreed until the date which falls six months after the termination date of this agreement. All fees and expenses relevant to such audits shall be for Owners’ account.

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15. Inspection of Vessel

The Owners shall have the right at any time after giving reasonable notice to the Managers to inspect the Vessel for any reason they consider necessary, at Owners’ cost and responsibility for any time lost.

16. Compliance with Laws and Regulations

The Managers will exercise their best efforts not to do or permit to be done anything which might cause any breach or infringement of the laws and regulations of the Vessel’s flag, or of the places where she trades.

17. Duration of the Agreement

This Agreement shall come into effect on the date and time stated in Box 4 and shall continue until the date stated in Box 17. Thereafter it shall continue until terminated by either party, giving to the other notice in writing, in which event the Agreement shall terminate upon the expiration of a period of three months from the date upon which such notice was given.

18. Termination

18.1 Owner’s Default

(i)	The Managers shall be entitled to terminate the Agreement with immediate effect by notice in writing, if any moneys payable by the Owners under this Agreement and/or the Owners of any associated vessel, details of which are listed in Annex ‘‘D’’ shall, not have been received in the Managers’ nominated account within ten (10) running days of receipt by the Owners of the Managers’ written request or if the Vessel is repossessed by the Mortgagees or if the Owners proceed with the employment of the Vessel in the carriage of contraband, blockade running, or in an unlawful trade, or on a voyage which in the reasonable opinion of the Managers is unduly hazardous or improper.

(ii)	If the Owners fail to meet their obligations under sub-clauses 5.2 and/or 5.3 of this Agreement for any reason within their control the Managers may give notice of the default to the Owners, requiring them to remedy it as soon as practically possible. In the event that the Owners fail to remedy it promptly to the satisfaction of the Managers, the Managers shall be entitled to terminate the Agreement with immediate effect by notice in writing.

18.2 Managers’ Default

If the Managers fail to meet their obligations under Clauses 3 and/or 4 of this Agreement for any reason within the control of the Managers, the Owners may give notice to the Managers of the default, requiring them to remedy it as soon as practically possible. In the event that the Managers fail to remedy it within such time, the Owners shall be entitled to terminate the Agreement with immediate effect by notice in writing.

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18.3 Extraordinary Termination

This Agreement shall be deemed to be terminated in the case of the sale of the Vessel or if the Vessel becomes a total loss or is declared as a constructive or compromised or arranged total loss or is requisitioned. For the purposes of this clause:

(i)	the date upon which the Vessel is to be treated as having been sold or otherwise disposed of shall be the date of the respective Protocol of Delivery or equivalent document.

(ii)	the Vessel shall not be deemed to be lost, unless either she has become an actual total loss or agreement has been reached with her underwriters in respect of her constructive, compromised or arranged total loss or a notice in this respect has been sent by the Owners to the Underwriters, copied to the Managers.

18.4 This Agreement shall terminate forthwith in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of either party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver is appointed, or if it suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors.

18.5 The Termination of this Agreement shall be without prejudice to all rights accrued between the parties prior to the date of termination.

19.	Law and Arbitration

19.1 This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London, in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof.

The arbitration shall be conducted by three arbitrators in accordance with the London Maritime Arbitrators Association (LMAA). Terms current at the time when the arbitration proceedings are commenced.

In cases where neither the claim nor any counterclaim exceeds the sum of USD50,000 (or such other sum as the parties may agree), the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

20.	Confidentiality/Ownership of manuals and software

20.1 Save for the purpose of enforcing or carrying out as may be necessary the rights or obligations of the Managers hereunder, the Managers agree to maintain and to use all reasonable endeavors to procure that their officers and employees maintain confidentiality in respect of all information relating to the Owners’ business received by the Managers directly or indirectly pursuant to this Agreement.

20.2 As between the Owners and the Managers, the Owners hereby agree and acknowledge that all title and property in and to the Management manuals and software of the Managers and other written material of the Managers concerning Management functions and activities is vested in the Managers and the Owners agree not to disclose the same to any third party and, on the termination of this Agreement, to return all such manuals and other material to the Managers.

21.	Notices

21.1 Any notice to be given by either party to the other party shall be in writing and may be sent by fax, telex, registered or recorded mail or by personal service.

21.2 The address of the Parties for service of such communication shall be as stated in Boxes 19 and 20, respectively.

22. Entire Agreement

This Agreement (all terms and conditions whereof being of the essence), embodies the final, entire, complete and exclusive agreement among the parties and supersedes all prior agreements, understandings, and representations.

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IN WITNESS WHEREOF

The Parties hereto have duly executed this Agreement in two counterparts on this date written in Box 1 and signed in the respective boxes of the front page hereof.

THE OWNERS	THE MANAGERS

DRYONE CORP.	KONKAR SHIPPING AGENCIES S.A.

ANNEX ‘‘A’’ (DETAILS OF VESSEL)

Date of Agreement : 05/09/2023

Name of Vessel : KONKAR ORMI

Particulars of Vessel

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Deadweight	:	63,520 MT
Gross Tonnage	:	36,075 MT
Lightweight	:	11,425 M.T.
Gear	:	4 X DECK CRANES
Built	:	14 OCT 2016
Builders	:	SHIN KASADO DOCKYARD CO. LTD
Port of Registry	:	MAJURO – MARSHALL ISLANDS
Flag	:	MARSHALL ISLANDS
Registry Number	:	10771
IMO No.	:	9774355
Classification	:	NKK
P&I Club	:	THE BRITANNIA STEAMSHIP ASSOCIATION
Special Survey	:	13 OCT 2026
Drydocking	:	02 NOV 2024

ANNEX ‘‘B’’ (DETAILS OF CREW)

Date of Agreement	:	05/09/2023

Vessel	:	M/V KONKAR ORMI

Details of Crew	:	Master, Officers and rest of Crew of any Nationality provided they are holders of certificates as required by MLC-STCW

Numbers	:	23

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ANNEX ‘‘C’’ (BUDGET)

Date of Agreement : 05/09/2023

Managers’ Budget for the first year, with effect from the Commencement Date of this Agreement.

See attached forms:	1. Annual Budget (Clause 9.1)
i) Form acc06.4
Vessel Average Daily Running Exp.(Budget)

ii) Form acc06.5
Vessel Running Exp. (Operational Budget and Monthly Working Capital)

2. Management Fee (Clause 8.1)
A daily Management fee of US$ 850 per day will be payable and will be annualized on a 365 day basis and then divided by 12 months. This amount shall be in addition to the above mentioned Annual Budget (9.1)

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Vessel operating expenses	Amount $	Per Day $

Crew Wages & Related Expenses	1,136,975	3,115
Salaries And Wages Crew	639,845	1,753
Overtime Fixed	147,095	403
Crew Leave Pay	126,290	346
Crew Travel	90,885	249
Manning Fees	68,985	189
Other Crew Expenses	29,200	80
Crew Bonuses	20,805	57
Crew Medical Expenses	7,300	20
Seniority Bonus	6,205	17

Insurances	166,075	455
Insurance P & I	83,585	229
Insurance H & M	64,605	177
Insurance Fd+D	10,585	29
Mortgagees Interest Insurance	4,015	11
Polution Insurance	2,190	6
Insurance War Risk	1,095	3

Lubricants	114,975	315

Other Operating Expenses	158,775	435
Sundry Expenses	60,590	166
Law 27/75	28,105	77
Classification Expenses	20,805	57
Under Water Inspection Expns	16,790	46
Telecommunication Expenses	13,505	37
Husbandry Matters Agency Fees	9,490	26
Bunkers Quality Control	5,110	14
Marine Regulation Manuals & Record Books	2,190	6
Annual Fees	2,190	6

Repairs & Spares	154,395	423
Engine Spare Parts	113,880	312
Forwarding Expenses Spare Parts	34,310	94
Deck Spare Parts	2,190	6
Travel Exps For Inspection/Repair/Maint.	2,190	6
Machinery Repairs	2,190	6

Stores & Consumables	276,670	758
Provisions	66,795	183
Paints At Sea	54,385	149
Engine Stores	31,390	86
Navigation Equipment	27,010	74
Deck Stores	26,280	72
Safety Equipment	18,615	51
Chemicals	14,600	40
Cabin Stores	13,505	37
Ropes	11,315	31
Charts	5,110	14
Medical Medicines Shipstock	2,190	6
Gas - Weldings	2,190	6
Stationary	1,095	3
Exps. For Compliance (Who,Imo,Mlc,Ihr)	1,095	3
Forward Expens-Consum. Stores	1,095	3
Grand Total	2,007,500	5,500

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ANNEX ‘‘D’’ (ASSOCIATED VESSELS)

Not Applicable

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